UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.7)*

                                VENTAS, INC.
                       --------------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    92276F100
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                DECEMBER 31, 2004
                                ----------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)
                                     Page 1







                                  SCHEDULE 13G

CUSIP No.   92276F100                                         Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Cohen & Steers, Inc.
          14-1904657
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   10,051,841
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               10,630,941
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,630,941

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         12.6%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          HC
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2

SCHEDULE 13G

CUSIP No.   92276F100                                         Page 3 of 6 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Cohen & Steers Capital Management, Inc.
          13-335336
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   10,051,841
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               10,630,941
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,630,941

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         12.6%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          IA
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2





SCHEDULE 13G                                                        Page 4 of 6

Item 1(a)   Name of Issuer

                 VENTAS, INC.

Item 1(b)   Address of Issuer's Principal Executive Office

        10350 ORMSBY PARK PLACE
        SUITE 300
        LOUISVILLE, KY  40223

Item 2(a)   Name of Person(s) Filing

            Cohen & Steers, Inc.
            Cohen & Steers Capital Management, Inc.

Item 2(b)   Address of Principal Business Office

            The principal address of both entities is:
            757 Third Avenue
            New York, New York 10017

Item 2(c)   Citizenship or Place of Orgainization

            Cohen & Steers, Inc.:       Delaware
            Cohen & Steers Capital Management, Inc.:    New York

Item 2(d)   Title of Class of Securities

                 Common

Item 2(e)   CUSIP Number

                92276F100

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [ ]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [X]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                                                Page 5 of 6


Item 4       Ownership

             (a)  Amount of Shares Beneficially Owned     See row 9 on cover
                                                          sheet

             (b)  Percent of Class                        See row 11 on cover
                                                          sheet

             (c)  Number of Shares as to which such person has:

                  (i)    sole power to vote or to direct
                         the vote                         See row 5 on cover
                                                          sheet

                  (ii)   shared power to vote or to direct the vote
                                                          See row 6 on cover
                                                          sheet

                  (iii)  sole power to dispose or to direct the
                         disposition of                   See row 7 on cover
                                                          sheet

                  (iv)   shared power to dispose or to direct
                         the disposition of               See row 8 on cover
                                                          sheet

Item 5       Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. []

Item 6       Ownership of More than Five Percent on Behalf of Another Person

                   NA

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

 Cohen & Steers Capital Management, Inc., an investment advisor registered under
 Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of the parent company.

Item 8       Identification and Classification of Members of the Group

                   NA

Item 9       Notice of Dissolution of the Group

                   NA

Item 10      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2005


/s/Robert Steers
----------------------------------
Signature


Robert H. Steers, Co-Chairman and Co Chief Executive Officer
Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.
------------------------------------------------------------
Name and Title


                                                                Page 6 of 6

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the COMMON SHARES OF VENTAS, INC., and that this Agreement may be included as an Exhibit to such joint filing.
This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2005.


                              COHEN & STEERS, INC.

                                        /s/Robert Steers
                                   By:-----------------------------------------
                                            Name: Robert H. Steers
                                            Title: Co-Chariman and Co-Chief
                                                   Executive Officer



                              COHEN & STEERS CAPITAL MANAGEMENT, INC.

                                        /s/Robert Steers
                                    By:----------------------------------------
                                             Name: Robert H. Steers
                                             Title:  Co-Chairman and Co-Chief
                                                     Executive Officer